EXHIBIT 10.23

RIB-X PHARMACEUTICALS, INC.

Non-Employee Director Compensation Policy

(effective as of [the IPO closing date], 2012)

The Board of Directors of Rib-X Pharmaceuticals, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (the “Policy”) which establishes compensation to be paid to non-employee directors of the Company, effective as of the closing of the Company’s initial public offering of common stock (the “Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Cash Fees

Annual Retainer

An annual retainer amount of $50,000 shall be paid to each of the Outside Directors serving on the Board of Directors.

Payment Terms for Annual Retainer

The total annual retainer shall be paid once per year. Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation pro rated beginning on the date he or she was initially appointed or elected. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rated basis through his or her last day of service.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.